As filed with the U.S. Securities and Exchange Commission on December 23, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Liminal BioSciences Inc.

(Exact name of Registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

440 Armand-Frappier Boulevard, Suite 300

Laval, Québec, Canada

H7V 4B4

(Address of principal executive offices) (Zip code)

Omnibus Incentive Plan

Amended and Restated Stock Option Plan

Restricted Share Unit Plan

(Full title of the plans)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

+1 212 974 7200

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta Richard Segal Joshua Kaufman Cooley LLP 55 Hudson Yards New York, New York 10001 +1 212 479 6000	Kenneth Galbraith Chief Executive Officer Liminal BioSciences Inc. 440 Armand-Frappier Boulevard, Suite 300 Laval, Québec H7V 4B4 +1 450 781 0115	Pierre-Yves Leduc Julien Robitaille-Rodriguez Stikeman Elliott LLP 1155 René-Lévesque Boulevard West, 41st floor Montréal, Québec H3B 3V2 +1 514 397 3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)(3)(4)	Proposed Maximum Offering Price per Share(5)	Proposed Maximum Aggregate Offering Price(5)	Amount of Registration Fee
Common Shares, no par value per share	3,775,131	$6.14 - $920.87	72,020,426.10	9,348.25

(1)

Represents common shares, without par value (the “Common Shares”), of Liminal BioSciences Inc. (the “Registrant”) that are issuable upon the exercise of stock options previously granted and/or reserved for future grant under the Registrant’s Amended and Restated Stock Option Plan (the “Stock Option Plan”).

(2)

Represents the Common Shares underlying the restricted share units (the “RSUs”) of the Registrant previously granted and/or reserved for future grant under the Registrant’s Restricted Share Unit Plan (the “RSU Plan”).

(3)	Represents the Common Shares that are previously granted and/or reserved for future grant under the Registrant’s Omnibus Incentive Plan (the “Omnibus Plan”).
(4)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the Stock Option Plan, RSU Plan and Omnibus Plan as set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Shares, as applicable.

(5)

Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of (a) the weighted-average exercise price for the outstanding options under the Stock Option Plan and the Omnibus Plan and translated from Canadian dollars into United States dollars at the December 20, 2019 closing exchange rate of the Bank of Canada, being U.S.$1.00 = CAD $1.3164, and (b) $6.14, the average of the high and low prices of the Registrant’s Common Shares as reported on the Nasdaq Global Market on December 20, 2019, with respect to the shares to be registered under the RSU Plan and the Omnibus Plan.

Securities	Number of Shares of Common Shares		Offering Price Per Share		Aggregate Offering Price/Registration Fee
Common Shares issuable upon the exercise of outstanding options granted under the Stock Option Plan	7,852	(1)	$920.87	(5)(a)	$7,230,671.24
Common Shares underlying RSUs previously granted under the RSU Plan	17,565	(2)	$6.14	(5)(b)	$107,849.10
Common Shares previously granted under the Omnibus Plan	2,204,162	(3)	$25.04	(5)(a)	$55,192,216.48
Common Shares reserved for future grant under the Omnibus Plan	1,545,552	(3)	$6.14	(5)(b)	$9,489,689.28

Proposed Maximum Aggregate Offering Price:					$72,020,426.10

Registration Fee:					$9,348.25

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the Stock Option Plan, RSU Plan and Omnibus Plan, as applicable, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

1.

Our Registration Statement on Form 40-F, as filed with the SEC on November 12, 2019, which contains our audited consolidated financial statements for the year ended December 31, 2018 as Exhibit 99.112 thereto.

2.

All other reports filed by us under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2018 and prior to the date of this Registration Statement.

3.

The description of our Common Shares contained in our Registration Statement on Form 40-F, as filed with the SEC on November 12, 2019, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document, provided that reports on Form 6-K shall be so deemed incorporated by reference only if and to the extent indicated in such reports.

Item 4.	Description of Securities.

Common Shares

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer (or in a similar capacity), of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding (a “Proceeding”) in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that such person’s conduct was lawful. The aforementioned individuals are entitled to the indemnification described above from the Registrant if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfills conditions (i) and (ii) above. The Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of a Proceeding, however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in (i) and (ii) above. The indemnification or the advance of any moneys may be made in connection with a derivative action only with court approval and only if the conditions in (i) and (ii) above are met.

Under the CBCA, the Registrant may purchase and maintain insurance for the benefit of any of the aforementioned individuals against any liability incurred by the individual in their capacity as a director or officer of the Registrant, or in their capacity as a director or officer, or similar capacity, of another entity, if the individual acted in such capacity at the Registrant’s request.

The foregoing description is qualified in its entirety by reference to the full text of the CBCA.

The Registrant is a party to an indemnity agreement with each director and officer of the Registrant providing that if such director or officer is or was involved in any threatened, pending or completed Proceeding by reason of the fact that such director or officer is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another entity, including service with respect to employee benefit plans, whether the basis of such Proceeding is an alleged action in an official capacity while serving as a director or officer, such director or officer will be indemnified and held harmless by the Registrant to the fullest extent authorized by and in the manner set forth in the CBCA against all expense, liability and loss reasonably incurred or suffered by such director or officer in connection therewith. Under such indemnity agreements, the Registrant may indemnify any of its directors or officers in connection with a Proceeding (or part thereof) initiated by such director or officer only if such Proceeding (or part thereof) is authorized by the board of directors of the Registrant or if such Proceeding is a successful Proceeding, in whole or in part, by a director or officer for claims under an indemnity agreement.

The Registrant maintains directors’ and officers’ liability insurance. The policies insure (a) the directors and officers of the Registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy), (b) the Registrant for payments made pursuant to the Registrant’s indemnification of its directors and officers and (c) the Registrant when it is directly named in a securities claim. The policies provide a maximum coverage in any one policy year of U.S. $20.0 million in annual claims (subject to deductibles of U.S.$5.0 million per claim, payable by the Registrant). The premiums for the policies were not allocated between directors and officers as separate groups.

By-law No. 1 of the Registrant provides that, within the limits of the CBCA, the Registrant shall indemnify a director or officer, or former director or officer, or a person who acts or has acted at the Registrant’s request as a director or officer of a body corporate, of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges, and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant, or such body corporate, if the Registrant has reasonable grounds for believing that his conduct was lawful. By-law No. 1 of the Registrant also provides that the Registrant’s directors are authorized, without consent or confirmation from the shareholders, to indemnify any director or other person who has incurred or is about to incur his liability in respect of the affairs of the Registrant, and has warranted payment by mortgage or otherwise, the payment of any loss which the director could sustain due to his commitment.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Articles of Incorporation of Liminal BioSciences Inc., as amended, as currently in effect.

4.2	By-Law No. 1 of Liminal BioSciences Inc., as amended and currently in effect.

4.3	By-Law No. 2 of Liminal BioSciences Inc., as currently in effect.

4.4	By-Law No. 3 of Liminal BioSciences Inc., as currently in effect.

5.1	Opinion of Stikeman Elliot LLP

23.1	Consent of Stikeman Elliot LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Auditor.

23.3	Consent of Ernst & Young LLP, Independent Auditor.

24.1	Power of Attorney (included on the signature page of this Form S-8).

99.1	Amended and Restated Stock Option Plan, dated August 7, 2018

99.2	Restricted Share Unit Plan, dated August 7, 2018

99.3	Omnibus Incentive Plan, dated May 7, 2019

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the SEC promulgated under the Securities Act:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laval, Province of Québec, Canada, on this 23rd day of December, 2019.

LIMINAL BIOSCIENCES INC.

By:	/s/ Kenneth Galbraith
Name: Kenneth Galbraith
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kenneth Galbraith and Murielle Lortie, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth Galbraith Kenneth Galbraith	Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2019

/s/ Murielle Lortie Murielle Lortie	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 23, 2019

/s/ Simon Best Simon Best	Director	December 23, 2019

/s/ Gary J. Bridger Gary J. Bridger	Director	December 23, 2019

/s/ Stefan V. Clulow Stefan V. Clulow	Director	December 23, 2019

/s/ Neil A. Klompas Neil A. Klompas	Director	December 23, 2019

/s/ Zachary J. Newton Zachary J. Newton	Director	December 23, 2019

/s/ Timothy S. Wach Timothy S. Wach	Director	December 23, 2019

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, a duly authorized representative of the Company in the United States, has signed the Registration Statement in the City of New York, State of New York on the 23rd day of December, 2019.

COGENCY GLOBAL INC.

By:	/s/ Richard Arthur
	Name:	Richard Arthur
	Title:	Assistant Secretary on behalf of Cogency Global Inc.